EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Separation Agreement”) is entered into between Richard K. Howe (“Executive”), an individual, and Inuvo, Inc., together with its predecessors, successors, assigns, and owners (the “Company”) (collectively, the “Parties”). The Parties voluntarily enter into this Separation Agreement and agree to be bound by all of its terms and conditions.

WHEREAS, the Parties entered into an Amended and Restated Executive Employment Agreement effective March 1, 2012 (the “Employment Agreement”); and

WHEREAS, Executive’s receipt of the additional compensation and benefits provided herein is conditioned upon the execution of this Separation Agreement that is mutually acceptable to the Parties; and

WHEREAS, Executive’s separation of employment, which is a termination without Cause under the Employment Agreement, will be effective January 31, 2026 (the “Termination Date”); and

WHEREAS, Executive and the Company wish to fully and finally settle all issues, differences, and claims, whether potential or actual, between Executive and the Company, including but not limited to any claims that may arise out of Executive’s employment, termination from employment, and the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1. Separation From Employment. Executive and the Company agree that Executive’s last day of employment with the Company will be the Termination Date. Regardless of whether the Executive signs and does not revoke this Separation Agreement, Executive will be paid the earned but unpaid portion of Executive’s Basic Salary through the Termination Date and all other payments to which he is entitled under Section 6(b) of the Employment Agreement. The Parties agree that all Notice obligations under Section 6 of the Employment Agreement have been met. To the extent that Executive served on any boards of directors or in any other directorship positions for the Company, the Parties agree that Executive’s separation of employment will also be treated as a resignation from all offices and directorships with and on behalf of the Company, except that Executive shall not resign as a member of the Company’s Board of Directors or as Chairman of the Board of Directors. Executive must remain employed in good standing up through the Termination Date in order to receive the money and benefits provided in Paragraph 2 below.

2. Separation Payment. Provided Executive has signed and returned this Separation Agreement to the Company within the consideration period stated in Paragraph 13 and does not revoke this Separation Agreement within the time period stated in Paragraph 13, Executive shall receive the following:

(a) Separation pay in the gross amount of Six Hundred Eighty-Two Thousand Eight Hundred Thirteen Dollars ($682,813.00), less all legally required withholding taxes (the “Separation Payment”), payable in equal monthly installments over a twenty-two (22) month period following the Termination Date (the “Severance Period”). The Separation Payment will be paid on a monthly basis on the Company’s regular payroll dates and will begin on the next regular payroll date following the Effective Date.

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(b) In addition to the Separation Payment, the Company agrees to provide monthly payments for Executive’s healthcare premiums under COBRA for eighteen (18) months following the Termination Date, or until the Executive obtains alternative health coverage, whichever occurs first (“Insurance Premium Payments”). The Insurance Premium Payments will be paid to Executive over such eighteen (18) month period following the Termination Date on the Company’s regular payroll dates and will begin on the next regular payroll date following the Effective Date.

3. Tax Consequences of Separation Benefits. Executive acknowledges and agrees that Executive is solely responsible for any tax liabilities and consequences that may result from Executive’s receipt of the benefits in Paragraph 2 and agrees that the Company shall bear no responsibility for any such liabilities or consequences. Executive further agrees that the Company shall not be required to pay any further sums to Executive for any reason, even if the tax liabilities and consequences to Executive are ultimately assessed in a fashion Executive does not presently anticipate. Executive acknowledges that neither the Company nor its counsel have made any representations to Executive concerning the tax consequences of the payments referenced in this Separation Agreement. Executive agrees to indemnify and hold harmless the Company from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries, fees and attorneys’ fees incurred by the Company as a result of the payments provided in Paragraph 2 of this Separation Agreement.

4. General Release. In exchange for the Separation Payment, Insurance Premium Payment, and Termination Bonus described in Paragraph 2 above, Executive waives and releases all known or unknown rights and claims Executive has or may have against the Company, including each of its parent, subsidiary and related companies, employees, directors, managers, and agents (collectively, the “Released Parties”) as of the day Executive signs this Separation Agreement. This General Release covers all claims arising out of or relating to Executive’s employment with the Company, including Executive’s separation from employment. The claims Executive is releasing include but are not limited to all claims that the Company:

•	has discriminated against Executive or otherwise has violated the following: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefits Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Uniform Services Employment and Re-Employment Rights Act (“USERRA”), the New York State Human Rights Law (NYSHRL), the New York Labor Law (NYLL), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, and all other federal, state, and local employment-related statutes, regulations, executive orders or ordinances (including but not limited to claims based on age, sex, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, disability, gender identity, genetic information, retaliation, military or veteran status);

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•	has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, any promise made to Executive, any applicable collective bargaining agreement, or any express or implied contract;

•	has violated public policy or common law, including claims for personal injury, breach of fiduciary duty, invasion of privacy, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, intentional interference with contract, promissory estoppel, detrimental reliance, or loss of consortium; or

•	is in any way obligated for any reason to pay Executive wages, compensation, benefits, bonuses, vacation, paid time off; damages, expenses, litigation costs (including attorneys’ fees), back pay, or front pay; disability, medical or other benefits; compensatory or punitive damages; or interest.

This is a GENERAL RELEASE and any reference to specific claims arising out of Executive’s employment or its termination is not intended to limit this General Release of claims. Executive acknowledges and understands that Executive may later discover facts in addition to or different from those Executive currently knows or believes to be true regarding rights or claims covered by this General Release. In signing this Separation Agreement, Executive nonetheless intends to give up all rights and claims covered by the General Release, whether known or unknown, suspected or unsuspected.

The Company hereby waives and releases all known or unknown rights and claims the Company has or may have against Executive as of the date of this Agreement in connection with Executive’s employment with the Company.

5. Exclusions From General Release. Excluded from the General Release above are rights and claims which cannot be waived by law, including claims for workers’ compensation, unemployment compensation, accrued and vested retirement benefits, and claims arising after the date on which Executive signs this Separation Agreement. Also excluded from the General Release are Executive’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission) or participate in an agency investigation. However, Executive gives up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. Nothing in this Separation Agreement prohibits Executive from any right Executive has to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB).

6. Employee Acknowledgments. Executive acknowledges that Executive: (i) has been paid for all hours worked up through and including the Termination Date; (ii) has not suffered any on the job injury for which Executive has not already filed a claim; (iii) has received all of the leave – paid or unpaid – which Executive requested and for which Executive was eligible; and (iv) has not made any claims or allegations to the Company related to discrimination, sexual harassment, or sexual abuse, and that none of the payments set forth in this Separation Agreement are related to discrimination, sexual harassment, or sexual abuse.

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7. Restricted Stock Units. Notwithstanding anything to the contrary in any equity award agreement, the Parties agree that Executive’s remaining one hundred twenty thousand and one (120,001) restricted stock units shall be fully vested on the Termination Date and settled in accordance with their existing settlement schedules following the Termination Date, and such shares shall be delivered to Executive upon vesting. The Company shall permit Executive to elect net share settlement such that the Company may withhold shares sufficient to satisfy all applicable tax withholding obligations; provided, however, for the avoidance of doubt, Executive shall not be responsible for Company’s failure to properly withhold or deliver any tax withholdings to the proper taxing authorities. All restricted stock units that continue to vest pursuant to this Agreement shall vest and be settled strictly in accordance with the terms of the applicable equity incentive plan and award agreements, including any provisions intended to comply with or be exempt from Section 409A of the Code.

8. Cooperation. Following the Termination Date, Executive agrees to make himself reasonably available to and to reasonably cooperate with the Company in any routine administrative matters in connection with Executive’s separation and prior responsibilities, with internal investigations, or with administrative, regulatory, or judicial proceedings. Executive understands and agrees that Executive’s reasonable cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for meetings, interviews, and factual investigations related to administrative, regulatory, or judicial proceedings; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into the Executive’s possession related to administrative, regulatory, or judicial proceedings. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company or the provision of any consulting services; it means only that Executive will provide information, as defined herein, within Executive’s knowledge and possession upon reasonable request of the Company. For requests made by the Company, the Company agrees to reimburse Executive for any reasonable travel, lodging, long distance phone charges, copying charges, facsimile charges, and meal expenses that Executive may incur in providing consultation and reasonable compensation for Executive’s time; provided that the Company has pre-approved such expenses.

9. Return of Property. Executive shall ship to the Company all of its property, upon request of the Company within ninety (90) days of the Termination Date, using return shipping materials provided by the Company.

10. Non-Disparagement. Each party to this Separation Agreement agrees not to make or solicit any comments or statements, written or oral, that may be considered derogatory, defamatory, or detrimental to the good name or business reputation of the other party, or to the directors, owners, agents, parents, and subsidiaries of the Company.

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11. Remedies. In the event of a material breach or threatened material breach by Executive of Sections 9, 10, or 12 of this Separation Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages and without the necessity of posting any bond or other surety. Any equitable relief shall be in addition to, and not instead of, monetary damages or other available relief. If Executive fails to comply with any of the terms of this Separation Agreement or the surviving terms of the Employment Agreement in a material respect, the Company may, in addition to any other available remedies, reclaim any amounts paid to Executive under this Separation Agreement, less $1,000.00, and terminate any benefits or payments that are later due under this Separation Agreement, without waiving the releases provided in it. In the event the Company materially breaches Section 2 of this Agreement with respect to payments due to Executive and any such amount remains unpaid after ten (10) days, such unpaid amount shall be subject to interest accruing thereon until payment is made, and the Company shall indemnify Executive for attorneys’ fees incurred in connection with enforcement of this obligations and interest shall accrue at the rate of 1.0% per month on any amounts not timely paid.

12. Restrictive Covenants. The Parties agree that the Confidentiality, Assignment and Noncompetition Agreement signed by Executive, and any other similar restrictive covenants contained in the Employment Agreement or any other agreement between Executive and the Company, will continue as to their terms.

13. Knowing and Voluntary Agreement. Executive acknowledges that:

•	the money and benefits described in Paragraph 2 exceed any wages, compensation, vacation pay, benefits, or anything else owed to Executive by the Company;

•	Executive is legally competent to enter into this Separation Agreement;

•	Executive has by this Separation Agreement been advised in writing to consult with an attorney before signing this Separation Agreement;

•	Executive has relied on Executive’s own informed judgment, and that of Executive’s attorney if any, in deciding whether to sign this Separation Agreement;

•	Executive knowingly, freely, and voluntarily assents to all of this Separation Agreement’s terms and conditions, including without limitation the waiver, release, and covenants contained in it;

•	although Executive can sign sooner, Executive has been given twenty-one (21) days to consider this Separation Agreement, as required by the Older Workers Benefits Protection Act;

•	Executive has seven (7) days to revoke this Separation Agreement after signing it. Any revocation must be provided in writing to Wallace D. Ruiz at wallace.ruiz@inuvo.com within the 7-day period;

•	Executive understands this Separation Agreement and has obtained answers to any questions which Executive has raised about this Separation Agreement;

•	no statements or actions by the Company have coerced or unduly influenced Executive to sign this Separation Agreement; and

•	Executive understands this Separation Agreement includes a General Release of all known and unknown claims, including but not limited to age discrimination claims.

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14. Effective Date. In order for this Separation Agreement to be effective, Executive must sign it within 21 days of the day it was presented to Executive. If Executive does so, this Separation Agreement shall become effective on the 8th day after Executive signs and does not revoke it.

15. Assignment. This Separation Agreement is personal to Executive and Executive may not assign or delegate any of Executive’s rights or obligations hereunder. Subject to the foregoing, this Separation Agreement shall be binding upon and inure to the benefit of the respective Parties hereto, their heirs, executors, administrators, successors and assigns.

16. Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Separation Agreement or any of the documents referred to in this Separation Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Separation Agreement or any of the documents referred to in this Separation Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Separation Agreement or the documents referred to in this Separation Agreement.

17. No Admission of Liability. Nothing in this Separation Agreement shall be construed to be an admission by the Company of any wrongdoing or noncompliance with any federal, state, or local rule, ordinance, constitution, statute, contract, public policy, wage and hour law, wage payment law, tort law, common law, or any other unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. The Company specifically disclaims and denies any wrongdoing or liability to Executive.

18. Governing Law. This Separation Agreement shall be interpreted, construed and governed according to the laws of the State of Arkansas, except as to matters governed by federal law.

19. Amendment. This Separation Agreement may be amended in any and every respect only by agreement in writing executed by both Parties hereto.

20. Section Headings. Section headings contained in this Separation Agreement are for convenience only and shall not be considered in construing any provision hereof.

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21. Entire Agreement. With the exception of the Employment Agreement, the Confidentiality, Assignment and Noncompetition Agreement, and any stock option agreements between Executive and the Company, this Separation Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Executive with the Company or any predecessor, written or oral, and this Separation Agreement contains the entire understanding of the parties with respect to the subject matter of this Separation Agreement. Accordingly, these Agreements resolve all matters, claims and disputes between Executive and the Company. This Separation Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Separation Agreement. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS SEPARATION AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

22. Severability. The invalidity or unenforceability of any one or more provisions of this Separation Agreement shall not affect the validity or enforceability of any other provisions of this Separation Agreement or parts thereof.

23. Section 409A. It is intended that this Separation Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto (“Section 409A of the Code”), or an exemption to Section 409A of the Code. Payments, rights and benefits may only be made, satisfied or provided under this Separation Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject Executive to the payment of taxes and interest under Section 409A of the Code. Terms defined in this Separation Agreement shall have the meanings given to such terms under Section 409A of the Code. No payments to be made under this Separation Agreement may be accelerated or deferred except as specifically permitted under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. Each payment of compensation under this Separation Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A of the Code. All payments to be made upon a termination or separation of employment under this Separation Agreement may only be made upon a “separation from service” under Section 409A of the Code.

24. Survival. The Employment Agreement, as well as the Confidentiality, Assignment and Noncompetition Agreement, shall survive any termination or expiration of this Separation Agreement and shall remain binding on Executive as described therein.

THE PARTIES WHO ARE SIGNING BELOW HAVE READ THIS SEPARATION AGREEMENT AND RELEASE CONSISTING OF TWENTY-FOUR (24) PARAGRAPHS AND FULLY UNDERSTAND ALL OF THE TERMS. EXECUTIVE ACKNOWLEDGES HE WAS GIVEN A COPY OF THIS AGREEMENT ON JANUARY 23, 2025. EXECUTIVE ACKNOWLEDGES THAT HE WAS GIVEN UP TO TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT. THE PARTIES NOW VOLUNTARILY SIGN THIS SEPARATION AGREEMENT AND RELEASE ON THE DATE INDICATED, SIGNIFYING THEIR AGREEMENT AND WILLINGNESS TO BE BOUND BY ITS TERMS.

[SIGNATURES TO FOLLOW]

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EXECUTIVE		INUVO, INC.

/s/ Richard K. Howe`	By:	/s/Wallace Ruiz
Richard K. Howe		Wallace Ruiz

Title: CFO

Date:27/01/26		Date: 27/01/26

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